Calculation of Filing Fee Tables
S-8
Expro Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value $0.0001 per share	457(a)	200,715	$ 16.155	$ 3,242,550.83	0.0001381	$ 447.80
Total Offering Amounts:						$ 3,242,550.83		$ 447.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 447.80
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional ordinary shares, par value $0.0001 per share ("Ordinary Shares"), of Expro Ltd (the "Registrant") that may become issuable in the event of stock splits, stock dividends and similar transactions. The "Amount Registered" represents 200,715 Ordinary Shares subject to restricted stock units granted as inducement awards for employment with the Registrant pursuant to NYSE Rule 303A.08. The "Proposed Maximum Offering Price Per Share" and "Maximum Aggregate Offering Price" are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low sales prices on July 22, 2026 of an Ordinary Share, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources